EXHIBIT 5

DLA Piper LLP (US)
2000 University Avenue
East Palo Alto, California 94303
www.dlapiper.com

T 650.833.2000
F 650.833.2001

July 8, 2015

SciClone Pharmaceuticals, Inc.

950 Tower Lane, Suite 900

Foster City, California 94404

Ladies and Gentlemen:

We have acted as legal counsel for SciClone Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of up to 9,550,000 shares of the Company’s Common Stock, $0.001 par value (the “Shares”), which may be issued pursuant to awards granted under the Company’s 2015 Equity Incentive Plan (the “Plan”).

We have examined such instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as copies, the due authority of the parties executing such documents and that the persons executing the documents examined by us have the legal capacity to execute such documents. We express no opinion concerning any law other than the law of the State of California, the corporation laws of the State of Delaware and the federal law of the United States. As to matters of Delaware corporation law, we have based our opinion solely upon our examination of such laws and the rules and regulations of the authorities administering such laws, all as reported in standard, unofficial compilations. We have not obtained opinions of counsel licensed to practice in jurisdictions other than the State of California.

On the basis of the foregoing, we are of the opinion that the Shares are duly authorized shares of the Company’s Common Stock, $0.001 par value, and, when issued against receipt of the consideration therefor and in accordance with the provisions of the Plan, will be validly issued, fully paid and nonassessable.

This opinion letter is given to you solely for use in connection with the issuance of the shares in accordance with the Registration Statement and is not to be relied on for any other purpose.  Our opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Shares or the Registration Statement.

We consent to the filing of this opinion as an exhibit to the Registration Statement and the use of our name wherever it appears in the Registration Statement. In giving our consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations promulgated thereunder.

Respectfully submitted,

/s/ DLA Piper LLP (US)

DLA Piper LLP (US)